Exhibit 99.1

Rigel Announces Third Quarter 2003 Financial Results

South San Francisco, Calif.  Nov. 5, 2003 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the third quarter and nine months that ended September 30, 2003.

Rigel reported revenue from collaborations of $2.1 million in the third quarter of 2003, compared to $3.7 million in the third quarter of 2002.  Total operating expenses were $13.2 million in the third quarter of 2003, compared to operating expenses of $13.8 million in the third quarter of 2002.  For the third quarter of 2003, Rigel reported a net loss of $11.1 million, or $0.78 per share, compared to a net loss of $10.1 million, or $2.01 per share, in the third quarter of 2002.  Weighted average shares outstanding for the third quarters of 2003 and 2002 were 14.2 million and 5.1 million, respectively, giving effect to a 1-for-9 reverse stock split that occurred on June 24, 2003 and the completion of financings in June and July, pursuant to which Rigel issued approximately 9.6 million shares of its common stock.  As of September 30, 2003, the Company had approximately 14.8 million basic shares of common stock outstanding.

Revenue for the nine months that ended September 30, 2003 was $8.9 million, compared to $12.1 million for the same period in 2002. For the first nine months of 2003, Rigel reported a net loss of $29.3 million, or $3.53 per share on 8.3 million shares outstanding, compared to a net loss of $29.0 million, or $5.82 per share on 5.0 million shares outstanding, for the same period last year.

As of September 30, 2003, Rigel had cash, cash equivalents and available-for-sale securities of $56.9 million.  On July 31, 2003, Rigel closed its stockholders’ rights offering, which generated net proceeds of $9.1 million. These proceeds were in addition to the proceeds from Rigel’s private placement of its common stock completed in June 2003, which generated net proceeds of $45.0 million.

“Rigel is demonstrating the productivity of our research efforts and our ability to bring small molecule drug candidates to the clinic,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer.  “During the third quarter of 2003, we made excellent progress in each of our three focus areas: allergy/asthma, hepatitis C and rheumatoid arthritis.  Our strategy is straightforward: we are managing and diversifying our resources across an array of disease opportunities with the intention of partnering later stage development and marketing once we have successfully demonstrated efficacy in humans.”

“Early in the third quarter, we reported preliminary findings from the phase I/II trial of R112, a compound to treat allergic rhinitis, and commenced multiple dose studies with this drug candidate.  R803, a potential novel treatment for hepatitis C, is being prepared to enter clinical trials in the near future.  These preparations have included obtaining a license for a hepatitis C target from Chiron Corporation.   In addition, results announced at the American College of Rheumatology’s annual meeting of a study testing the first generation of our new class of compounds to treat rheumatoid arthritis demonstrated positive pre-clinical results,” continued Gower.

Rigel Briefing on Hepatitis C Planned

On Wednesday, November 19, 2003, Rigel will host an investor briefing to describe current and potential treatments of hepatitis C (HCV). Dr. Jules Dienstag, Professor of Medicine and Associate Dean for Academic & Clinical Programs at Harvard Medical School, will discuss the virus, current prognosis for those infected and therapies now employed to treat this difficult and often deadly disease.  Dr. Charles Rice, the Maurice R. and Corinne P. Greenberg Professor and Head of the Virology and Infectious Disease Laboratory at The Rockefeller University, will explain the research directions that are needed to fully understand and treat HCV and will present several promising paths for improved therapeutics.  Dr. Don Payan, Rigel’s Chief Scientific Officer and Executive Vice President, will provide an overview of Rigel’s efforts to develop potential small molecule drugs to treat HCV.  The meeting will be held at the W

Hotel on Lexington Avenue in New York City.  Presentations will be from 10:00 a.m. to 12:30 p.m. Eastern Time, followed by lunch.  Interested parties can listen to a live and archived webcast of the presentation by going to www.rigel.com and following the links from Rigel’s homepage.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. Rigel has identified three lead product development programs:  mast cell inhibition to treat immunologic diseases such as asthma/allergy and autoimmune disorders, antiviral agents to treat hepatitis C and ligases, a new class of cancer drug targets. Rigel has begun clinical testing of its first product candidate, R112, for allergic rhinitis, and it plans to begin clinical trials of three additional drug candidates, for the treatment of hepatitis C, rheumatoid arthritis and asthma through the end of 2004.

This press release contains “forward-looking” statements, including statements related to Rigel’s business model, its plans to pursue clinical development of several potential drug candidates and the potential efficacy of Rigel’s drug candidates.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “plans,” “intends” and similar expressions are intended to identify these forward-looking statements.  There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks, detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2002.  Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$2,103	$3,653	$8,949	$12,088

Operating expenses:
Research and development	10,989	11,624	31,697	33,781
General and administrative	2,161	2,130	6,207	7,335
Total operating expenses	13,150	13,754	37,904	41,116
Loss from operations	(11,047)	(10,101)	(28,955)	(29,028)
Loss on sale of property and equipment	—	—	(169)	—
Interest (expense)/income, net	(22)	(41)	(211)	68
Net loss	$(11,069)	$(10,142)	$(29,335)	$(28,960)
Net loss per common share, basic and diluted	$(0.78)	$(2.01)	$(3.53)	$(5.82)
Weighted average shares used in computing net loss per common share, basic and diluted	14,224	5,057	8,305	4,976

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30, 2003	December 31, 2002(1)
	(unaudited)
Cash, cash equivalents and available-for-sale securities	$56,853	$27,291
Total assets	66,493	44,342
Stockholder’s equity	50,738	25,441

(1)   Derived from audited financial statements